Exhibit 99.1

PO Box 10, Manitowoc, WI 54221-0010 For further information, contact: Rachel Oakes, Marketing Communications Manager Phone: (608) 372-2265, roakes@bankfirst.com

NEWS release

[For Immediate Release]

Bank First Corporation Announces the Appointment of Todd Sprang to its Board of Directors

MANITOWOC, WI, October 21, 2025 – Mike Molepske, Chief Executive Officer and Chairman of the Board at Bank First Corporation (NASDAQ: BFC), announced that Todd Sprang has been elected to the Board of Directors of Bank First and Bank First Corporation.

Sprang is a Certified Public Accountant with extensive experience in the financial services industry. For the past 20 years, he served as the engagement signing partner, leading teams that provided audit, tax, and consulting services to clients in the financial services industry, including banks, credit unions, insurance companies, trust companies, and other financial services entities. From 2010 to 2025, he served as a principal at CliftonLarsonAllen LLP, where he led the financial services industry practice across multiple regions and was a member of the national industry leadership group. Over his 35-year career, his responsibilities also included various local, regional, and national financial services industry leadership roles at large, nationally recognized public accounting firms in the United States, while serving as the lead partner or concurring partner on engagements for publicly-traded entities throughout the United States. Drawing on a robust background in public accounting and a sophisticated understanding of financial services, Sprang is poised to offer insights that will elevate board discussions, enhance fiscal oversight, and contribute meaningfully to long-term value creation for our shareholders. Sprang will also join the Bank’s Audit Committee, where he will contribute his extensive experience in public accounting and financial services to support the Bank’s commitment to transparency, sound governance, and rigorous oversight. His appointment reinforces the Board’s focus on maintaining the highest standards of financial integrity and risk management.

“We are pleased to welcome Todd to the board,” said Molepske. “Todd has been a trusted advisor to our bank for many years, playing a key role in shaping our strategic planning efforts. His deep understanding of our organization and the financial services industry makes him an exceptional addition. I’ve had the privilege of working closely with Todd, and I know firsthand the insight and integrity he brings to every conversation. His appointment reflects our commitment to thoughtful leadership and continued growth, and I’m confident he will help us deliver lasting value to our customers, employees, and shareholders.”

For more information about Bank First, visit www.bankfirst.com.

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Bank First Corporation provides financial services through its subsidiary, Bank First, N.A., which was incorporated in 1894. Bank First offers loan, deposit, and treasury management products at its 27 banking locations in Wisconsin. The Bank has grown through both acquisitions and de novo branch expansion. The Bank employs approximately 368 full-time equivalent staff and has assets of approximately $4.4 billion. Insurance services are available through its bond with Ansay & Associates, LLC. Trust, investment advisory, and other financial services are offered in collaboration with several regional partners. Further information about Bank First Corporation is available by clicking the Shareholder Services tab at www.bankfirst.com.